Exhibit 99.1

PRESS RELEASE

Yukon Gold Corp. Signs Memorandum of Understanding to Acquire
75% Interest in Panamanian Gold Deposit

Yukon Gold Corp. Shifts Focus to Acquisition
Of Panamanian Gold Deposit

Toronto, Canada, September 22, 2009 Yukon Gold Corporation, Inc. (“Yukon Gold” or the "Company") (TSX: YK) (OTCBB: YGDC) (Frankfurt: W8Y) is pleased to announce that the Company has signed a Memorandum of Understanding ("MOU") with Bellhaven Copper and Gold, Inc. (“Bellhaven”) to acquire a 75% interest in the Cerro Quema gold project located in Tonosi, Province of Los Santos, Republic of Panamá. Cerro Quema is 100% owned by Minera Cerro Quema S.A., ("Minera") a private company organized under the laws of Panama as a wholly owned subsidiary of Bellhaven.

Under the Terms of the MOU signed on September 16, 2009, Yukon Gold will acquire 75% of Minera through a combination of the purchase of certain outstanding shares of Minera owned by Bellhaven and the purchase of certain shares from the treasury of Minera for a consideration of $US 19,915,000 (which sum includes project financing). Upon exercise of the "Option to Purchase" Yukon Gold would own 75% of the outstanding shares of Minera and Bellhaven would hold the remaining 25%. The Property is subject to a 2% NSR in favour of Compania de Exploracion Minera S.A. and a 9% NPI in favor of Bellhaven. Yukon Gold agrees to purchase the 9% NPI from Bellhaven for consideration of $75,000, payable at Closing.

Bellhaven has granted Yukon Gold a 60–day due diligence period on the Cerro Quema Project and Minera. During this period Yukon Gold shall pay Bellhaven non– refunable deposits totaling $US 400,000 which will form part of the purchase price if a definitive agreement is reached before November 12, 2009. If completed, Yukon Gold hold the controlling interest in Minera and will appoint 3 of the 4 Directors to the Board of Minera. In the event that Bellhaven chooses not to participate in its proportionate capital expenditure obligation as a shareholder of Minera, Yukon Gold will have the right to make the required advances in place of Bellhaven and Yukon Gold shall be entitled to 1.5 times the capital recovery from mine operations prior to Bellhaven’s participating further in the mine profits.

This MOU has been approved by the company's respective boards of directors and filed on SEDAR. http://www.sec.gov/edgar.shtml. The President and C.E.O. of Yukon Gold, Mr. Joey Guerra reports "this is a turning point for the Company in a rising gold market. We are pleased to partnered with Bellhaven and their exceptional team and to have the opportunity to develop a gold deposit in a safe jurisdiction such as Panama."

FORWARD–LOOKING STATEMENTS: This news release contains certain "forward– looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward– looking statements. Forward–looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward–looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward–looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns or unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward–looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward–looking statements. Cautionary Note to US Investors – The United States Securities and Exchange Commission (SEC) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. The reader is cautioned that the terms “resource,” “indicated” and “inferred” are not terms recognized by SEC guidelines for disclosure of mineral properties. Generally, “indicated” and “inferred” estimates do not rise to the level of certainty required by SEC guidelines. The mineralized material described above is not considered a “reserve” as that term is used in the mining industry and in SEC disclosure guidelines. The Company must undertake a feasibility study before it can estimate the value of the Marg Deposit. U.S. investors are urged to consider closely the disclosure in our Form 10–KSB, File No. 000– 51068.